UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): December 2, 2008

HELICOS BIOSCIENCES CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	001-33484	05-0587367
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification No.)

One Kendall Square Building 700 Cambridge, Massachusetts		02139
(Address of Principal Executive Offices)		(Zip Code)

(617) 264-1800

(Registrant’s telephone number, including area code)

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐                     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐                     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐                     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 5.02        Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers;

Compensatory Arrangements of Certain Officers.

In connection with Ronald A. Lowy’s appointment as Chief Executive Officer of Helicos BioSciences Corporation (“Helicos” or the “Company”), the compensation committee of the Board of Directors of the Company (“Compensation Committee”) approved an arrangement with Mr. Lowy pursuant to which Mr. Lowy will perform his duties on a part-time basis and receive a salary of $240,000 per year.  In addition, subject to approval by the Compensation Committee, the Company will grant Mr. Lowy an option under the Company’s 2007 Stock Incentive Plan to purchase shares of common stock, par value $0.001 per share, of the Company in an amount and pursuant to a vesting schedule to be agreed upon between the Company and Mr. Lowy.  In addition, subject to approval by the Compensation Committee, the Company will provide Mr. Lowy with change of control benefits to be agreed upon between the Company and Mr. Lowy.  Mr. Lowy will also receive reasonable and customary expenses related to his commuting travel to and from the Company’s headquarters, with such expenses to be grossed up to include taxes.

On December 5, 2008, the Company entered into a Consultant Agreement with Stanley N. Lapidus (the “Consultant Agreement”) substantially in the form attached hereto as Exhibit 10.1.  Under the Consultant Agreement, Mr. Lapidus will provide business consulting services to the Company and will receive compensation of $7,000 per month.  The above summary of the Consultant Agreement does not purport to be complete and is qualified in its entirety by reference to the Consultant Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated into this Item 5.02 by reference.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

Exhibit No.	Description

10.1	Consultant Agreement between the Company and Stanley N. Lapidus, dated as of December 5, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HELICOS BIOSCIENCES CORPORATION

	By:	/s/ Stephen P. Hall
Date: December 8, 2008	Name: Stephen P. Hall
Title: Senior Vice President and Chief Financial Officer

INDEX OF EXHIBITS

Exhibit No.	Description

10.1	Consultant Agreement between the Company and Stanley N. Lapidus, dated as of December 5, 2008.